TRANSITION AGREEMENT

This Transition Agreement ("Agreement"), dated as of March 1, 2022 is made and entered into by and between lnseego Corp., and its subsidiaries ("lnseego" or the "Company"), and Dan Mondor ("Executive").

Recitals

A.Executive and lnseego have mutually agreed that Executive's appointment as Chief Executive Officer of the Company shall end effective as of March 1, 2022 (the "Effective Date").

A.Executive and Inseego desire that through Inseego's 2022 annual meeting of stock.holders (the "Transition Completion Date") (1) Executive will continue to be an employee of the Company as Executive Chairman from the Effective Date to assist in transitioning Executive's duties and responsibilities; and (2) Executive will remain eligible for certain compensation and benefits as an employee in connection with such services, as described in this Agreement.

D. Inseego and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive's separation from employment, but nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Executive the employment relationship and termination thereof.

Agreement

1.Transition Services. Effective as of the end of the business day on the Effective Date, Executive's appointment as Chief Executive Officer of the Company shall end. From the Effective Date through the Transition Completion Date (the "Transition Period"), Executive will continue to be a full-time employee of the Company as Executive Chairman, with the following duties and responsibilities (the "Transition Services"): (i) providing transition services in Executive's areas of expertise and work experience and responsibility, as reasonably requested by lnseego's Chief Executive Officer and Board of Directors (the "Board"); (ii) recruiting of enterprise sales expertise;
(iii) developing relationships with strategic partners; (iv) evaluating potential strategic transactions; (iv) representing lnseego at external investor and media events and participating in media and investor events, as agreed to by Inseego's Chief Executive Officer and the Board.

1.Compensation and Benefits During Transition Period. During the Transition Period, Executive shall be entitled to the compensation and benefits described below.

a.Base Salary. During the Transition Period, lnseego shall pay Executive an annual base salary of$ l 00,000 in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly.

a.Bonus. For the completed 2021 calendar year, Executive shall be paid a bonus in an amount calculated in accordance with Executive's previously established target bonus for 2021 based on the achievement of the company performance goals established by the Compensation Committee of the Board. Executive shall not be eligible for any bonus with respect to 2022 or any subsequent year.
b.Equity Awards. As of the Effective Date, the vesting of25% of the options granted to Executive on June 6, 2021 shall accelerate and become immediately exercisable, and the remaining options under such grant shall be cancelled and forfeited. To the extent Executive continues to serve as a member of the Board after the Transition Completion Date he shall continue to be deemed a "Service Provider" of the Company as defined in the 2018 Omnibus Incentive Compensation Plan, as amended (the "2018 Incentive Plan"), Executive's vested options shall continue to be exercisable subject to the terms of the 2018 Incentive Plan.
c.Employee Benefits. Executive shall continue to be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

a.Paid Time Off. Executive will continue to be entitled to paid time off in accordance with the Company's policies for executive officers as such policies may exist from time to time. Following the Transition Completion Date, Executive shall be paid for any accrued but unused paid time off.

a.Business Expenses. Executive shall continue to be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures consistent with the existing practices of the Company.

a.Success Fee. Executive shall be entitled to a cash success fee, payable upon the Transition Completion Date, determined by multiplying $50,000 by the number of employees successfully recruited by Executive during the Transition Period that are employed by Inseego on the Transition Completion Date.

a.No Other Compensation. Except as set forth herein, Executive will not be eligible for any other payments from Inseego, and all payments hereunder constitute any and all payments due to Executive in connection with his employment and the separation form the Company.

1.Termination of Employment and Subsequent Board Service.

a.Effective as of the end of the business day on the Transition Completion Date, Executive's employment with Inseego shall terminate. Subject to the nomination by the Board of Directors (upon recommendation of its Nominating and Corporate Governance Committee) and approval oflnseego's stockholders, Executive shall continue to serve as a member of the Board of Directors and as Chairman of the Board following the Transition Completion Date.
b.Following the Transition Completion Date, Executive will be compensated as a non-employee director under the Company's non-employee director compensation policies, including cash retainers for service as a Board member and Chairman of the Board, and annual equity awards commencing at the 2022 annual meeting of stockholders.
c.Effective as of the end of the business day on the Transition Completion Date, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates (other than Chaiman of the Board and director of Inseego Corp.), and, at the Company's request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
2.Miscellaneous Provisions.

a.The terms of this Agreement, collectively with the Inventions, Disclosure, Confidentiality & Proprietary Rights Agreement between the Company and Executive entered into on or about June 6, 2017 (the "Confidentiality Agreement"), and the Indemnification Agreement between the Company and Executive entered into on or about June 6, 2017 (the "Indemnification Agreement"), is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements with respect to employment or severance (but not the Confidentiality Agreement or the Indemnification Agreement), whether written or oral, including the Change in Control and Severance Agreement, dated June 6, 2018, Offer Letter dated June 6, 2017 (as amended by an Amendment to Offer Letter dated October 26, 2017) and the Amended and Restated Change in Control and Severance Agreement date June 7, 2021. The parties further intend that this Agreement, collectively with the Confidentiality Agreement, and the Indemnification Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. For the avoidance of doubt, the parties agree that the following remain in full force and effect in accordance with their terms and shall remain unaffected by virtue of this Agreement:(a) Executive's surviving rights and obligations under the Confidentiality Agreement and this Agreement; (ii) Executive's rights with respect to outstanding awards pursuant to the 2018 Incentive Plan (as modified by this Agreement); and (iii) Executive's rights under the Indemnification Agreement.
b.This Agreement may be amended or modified only by an agreement in writing. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability shall not affect any other provision of this Agreement, which shall continue and remain in full force and effect.

a.Executive specifically represents, warrants, and confirms that as of the Effective Date he: (is) has not filed any claims, complaints, or actions of any kind against lnseego with any federal, state, or local court or government or administrative agency; (ii) does not have any claims or causes of action of any kind against Inseego arising out of his offer of employment, employment, or the termination or separation of his employment with Inseego.
b.All of the terms and provisions of this Agreement shall be binding upon each of the parties hereto and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, personal representatives, successors and permitted assigns. Executive may not assign this Agreement or any right or obligation hereunder without the express and prior written consent of Inseego.

a.The parties agree that this Agreement shall be construed, enforced and governed by the laws of the State of California, excluding its conflict of laws rules.

a.Each of the parties hereto shall execute any and all other documents or instruments necessary or mutually desirable in order to carry out the provisions of this Agreement in good faith.

a.No provision of this Agreement shall be interpreted for or against any party hereto because any such party or any such party's legal counsel drafted such provision. This Agreement shall be deemed to have been duly drafted and reviewed and review by each of the parties hereof.

a.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by delivery of original signature via facsimile or electronic transmission.
b.Each of the parties hereof has been adequately represented by legal counsel or has had adequate opportunity to consult with legal counsel and has affirmatively chosen to waive the right to do so. Neither party may raise any claim or defense in any interpretation of this Agreement or otherwise that asserts that: (i) such party was not adequately involved in the drafting and review of this Agreement; (ii) such party was not adequately represented by legal counsel; (iii) such party did not fully understand each of the terms and conditions of this Agreement; or (iv) such party did not intend to be legally bound by each and every provision hereof.

IN WITNESS WHEREOF the parties have hereby executed this Agreement as of the date written below.

By: /s/ Dan Mondor
Dan Mondor

Date: 2/28/2022

By: /s/ Kurt Scheuerman
Kurt Scheuerman
SVP & General Counsel

Date: 2/28/2022